Corporate Center 800-E Beaty Street P.O. Box 940 Davidson, NC 28036 Tel: 704-655-5820 Fax: 704-655-5815
Michael W. Lamach Chairman, President and Chief Executive Officer

June 21, 2011

Mr. Paul Camuti
413 Hillandale Dr
Raleigh, NC  27609

Dear Paul:

I am pleased to present you with an offer of employment to join Ingersoll Rand as Senior Vice President, Innovation and Chief Technology Officer reporting to me. This position will be located in Davidson, North Carolina. I look forward to your acceptance of this offer and becoming a part of our Executive Leadership Team.

1.	Your base salary will be set at an annual rate of $425,000 (Four Hundred and Twenty-Five Thousand U.S. dollars) paid monthly.

2.
This position is “incentive eligible,” which means you will participate in the Annual Incentive Matrix (“AIM”) Program. Your annual opportunity is targeted at 75% of your base salary or $318,750. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Ingersoll-Rand plc (the “Company”). Please refer to the enclosed AIM brochure for further details about this program. You will become a participant in the 2011 AIM Program on your date of hire. Therefore, any incentive earned from the 2011 AIM Program will be prorated based on the actual number of days you are employed in fiscal year 2011.

3.
You will be eligible to receive equity awards under the 2007 Incentive Stock Plan (“ISP”) as administered by the Compensation Committee (“Committee”) of the Company’s Board of Directors. Your annual opportunity is targeted at a value equal to $200,000 based on the Fair Market Value (“FMV”) of the Company’s ordinary shares on the date the Committee approves the award. At this time, the awards are divided equally, with half of the value or $100,000 awarded in stock options and the other half of the value or $100,000 in Restricted Stock Units (“RSUs”). Your first grant will be awarded in February 2012. Stock option and RSU awards generally vest ratably, one third each year, over 3 years from the date of grant. Annual equity grants are contingent on and variable with your sustained performance and demonstrated leadership potential.

Mr. Paul Camuti	June 21, 2011

4.
Starting with performance year 2012, you will become a full-term participant in the Company’s Performance Share Program (“PSP”). The PSP is a three-year program, with your first award distribution scheduled for April 2015 (based on performance during the 2012 to 2014 measurement period). Awards are settled in ordinary shares of the Company. Your target number of units under the PSP will be set at a value equal to $200,000 based on the FMV of the Company’s ordinary shares on the date the Committee grants the award. At this time, the actual number of units earned is based on Ingersoll Rand's Earnings Per Share (“EPS”) growth relative to the S&P 500 Industrial peer companies over the three-year performance period, and can range from 0% to 200% of target. PSP performance goals are subject to change for future performance periods at the discretion of the Committee. Please refer to the enclosed Long-term Incentive (“LTI”) brochure for further details on this program as well as for information on stock options and RSUs.

To offset the loss in value related to your special long-term incentive plan from your current employer, you will be awarded a prorated PSP grant with a target value of $33,300 for the 2009 – 2011 performance cycle (payable in April 2012), a prorated PSP grant with a target value of $100,000 for the 2010 – 2012 performance cycle (payable in April 2013), and a prorated PSP grant with a target value of $166,700 for the 2011 – 2013 performance cycle (payable in April 2014). The target number of units for each of these prorated grants will be determined using the FMV of the Company’s ordinary shares on the date the Committee grants the award (which will be their next meeting following your date of hire). The actual number of units earned from these prorated grants will be determined based on our EPS growth relative to the S&P 500 Industrial peer companies over the full three-year performance period, and can range from 0% to 200% of target.

Participation in the PSP includes stock ownership requirements. You will be required to achieve a minimum level of 40,000 ordinary shares of the Company within a five-year period from the time of your first PSP grant. Detailed information regarding stock ownership requirements is included in the enclosed LTI brochure.

5.
You will be awarded 6,000 RSUs which will replace the estimated current value of the unvested RSU awards granted to you by your current employer. These awards will be granted at the next meeting of the Committee following your date of hire and will vest ratably, one third each year, over 3 years from the date of grant. You have the opportunity to choose to defer these RSUs into the Company’s Executive Deferred Compensation Plan. This choice to defer must be made by completing and submitting the attached IR Executive Deferred Compensation Plan Deferral and Distribution forms prior to your first date of employment.

6.
To offset the potential loss in cash compensation from the 2011 annual incentive plan with your current employer, a cash award in the amount of $400,000 will be made to you. You will receive a $200,000 cash payment within 30 days of your date of hire and an additional $200,000 cash payment in February 2012. Please note, if you voluntarily leave the Company or are terminated for cause within two years of your date of hire, any amount paid (up to $400,000) must be repaid to the Company.

Mr. Paul Camuti	June 21, 2011

7.
Depending on your performance and your projected long-term contributions to the Company, you may be considered for Key Management Plan (“KMP”) participation. The KMP is a defined benefit pension plan that substantially augments the Company’s qualified pension plan and, as its name denotes, is reserved for a select group of key managers. Participation is subject to a recommendation being made by me to, and approval by, the Committee. To be eligible for recommendation for KMP participation, the “rule of 50” must be achieved (age plus years of service with the Company must meet or exceed 50).

8.
You will be eligible to participate in the Ingersoll Rand Executive Deferred Compensation Plan (“EDCP”). The EDCP gives you the opportunity to defer up to 50% of your base salary, up to 100% of your AIM award, and up to 100% of your PSP awards on a pretax basis (except for FICA taxes payable at the time of deferral). Information regarding the EDCP will be emailed to you directly by the plan administrator, Mullin TBG.

9.
You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes. A brief summary is enclosed.

10.	You will also be eligible for the Company’s Executive Health Program. A brief summary is enclosed.

11.
You are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you after you begin employment.

12.
You will be eligible for an enhanced Executive Long-Term Disability (“LTD”) program that covers annual incentive compensation in addition to base salary and provides a greater benefit than offered in the standard group program.

13.
You will be provided with a Change in Control Agreement (“CIC Agreement”), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control (as defined in the CIC Agreement) would be equal to 2.5 times your base salary plus your AIM at target. The actual agreement will be sent to you shortly after you begin employment.

14.
You will be eligible for the Company’s Relocation Program to Davidson, North Carolina. A representative from Cartus will be in touch with you after we receive your acceptance of this offer to explain the program and begin the process. You will be provided with a guaranteed loss on sale

Mr. Paul Camuti	June 21, 2011

of your current residence not to exceed $100,000 (based on the original purchase price of your home in Raleigh plus documented capital improvements as defined by Company policy). Any loss on sale payment made to you will be tax assisted. A brief summary is enclosed.

15.
Based on your role in the Company, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

16.
You will be eligible to participate in all applicable qualified and non-qualified employee benefit programs offered to Company salaried employees in accordance with the terms and conditions of those programs. The enclosed information summarizes these benefits. Please note that your medical, dental and life insurance coverage with the Company will commence on the first day of employment.

17.
You will be eligible for paid vacation, which in your case is four (4) weeks. Vacation days are earned and accrued on a monthly basis each calendar year. This benefit is greater than the standard policy.

This offer is contingent upon your acceptance of the Non-Compete and Proprietary Information agreements. To accept this offer, please sign the attached “Conditions of Offer” form, the Non-Compete agreement, Proprietary Information agreement and Investigative Authorization form and return in the enclosed UPS envelope to the attention of Jeff Blair, Vice President of Total Rewards.

Paul, we all believe that you will make a significant contribution to the Company and look forward to you joining our Executive Leadership Team. If you should have any questions about the details of the various plans and benefits above, please feel free to call Marcia Avedon at 704-655-5821, or Jeff Blair at 732-476-8029. For any other questions, please feel free to contact me at 704-655-5820.

Sincerely,
/s/ Michael W. Lamach
Michael W. Lamach
Chairman, President and Chief Executive Officer

cc: Marcia Avedon
Jeff Blair

Mr. Paul Camuti	June 21, 2011

Attachments:

• Annual Incentive Matrix (AIM) Program Brochure
• Long-Term Incentive (LTI) Program Brochure
• Executive Automobile Program
• Executive Health Program
• 2011 Benefits Summary
• Investigative Authorization Form
• 2011 Holiday Schedule

• Proprietary Agreement • Non-Compete Agreement • Relocation Summary • IR Executive Deferred Compensation Plan Deferral Form • IR Executive Deferred Compensation Distribution Election Form
Conditions of Offer:

This offer is contingent upon the following:

1.	Verification of information signed and submitted in connection with the Ingersoll Rand employment application and authorization for Release of Personal Data Records Information.

2.
Passing the required drug and alcohol screening. All test results will be handled in strict confidence. After submitting your acceptance of employment, you will receive an email outlining the substance abuse screen requirements, instructions and list of locations.

3.
Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. After submitting your acceptance of employment, you will be provided with instructions for completing this requirement along with a list of acceptable verification documents.

4.
Understanding and agreement that your employment is to be “at will”. This means that you or the Company, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

5.	Understanding, agreeing, signing and returning the Non-Compete and Proprietary Information agreements.

6.	Your acceptance and execution of this offer in the space provided below, and its receipt by an Ingersoll Rand staffing representative no later than two weeks following the date of the offer.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand as Senior Vice President, Innovation and Chief Technology Officer and agree to the conditions herein and in the offer letter.

/s/ Paul Camuti	7/1/2011
Mr. Paul Camuti	Date